As filed with the Securities and Exchange Commission on June 3, 2005. File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XENONICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	84-1433854
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
(Address of principal executive offices)

2003 Stock Option Plan of Xenonics Holdings, Inc.
2004 Stock Incentive Plan of Xenonics Holdings, Inc.
(Full titles of the plans)

Richard J. Naughton
Chief Executive Officer
Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008
(Name and address of agent for service)
(760) 438-4004
(Telephone number, including area code, of agent for service)

Copy to:
Marc Brown
Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1269

CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed maximum		Proposed maximum		Amount of
registered	registered (1)	offering price per share		aggregate offering price		registration fee
Common Stock, par value $0.001 per share(2)	1,920,000 shares(2)	$2.20	(2)	$4,224,000	(2)	$497.16
Common Stock, par value $0.001 per share (3)	925,000 shares(3)	$3.46	(3)	$3,200,500	(3)	$376.70
Total	2,845,000 shares	—		$7,424,500		$873.86

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2003 Stock Option Plan and the 2004 Stock Incentive Plan as a result of the anti-dilution adjustment provisions of the plans.

(2)	Represents shares issuable upon the exercise of outstanding options under the 2003 Stock Option Plan and the 2004 Stock Incentive Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price of such options of $2.20 per share.

(3)	Represents shares reserved for issuance pursuant to future awards under the 2003 Stock Option Plan and the 2004 Stock Incentive Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the $3.46 average of the high and low trading prices of the registrant’s common stock as reported on the American Stock Exchange on May 24, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents previously filed by Xenonics Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 are incorporated by reference into this registration statement:

•	The Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 filed on December 21, 2004;

•	The Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 filed on February 14, 2005, and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 filed on May 16, 2005;

•	The Company’s Current Reports on Form 8-K filed on October 7, 2004, December 8, 2004, December 10, 2004, December 23, 2004, January 18, 2005, January 31, 2005, February 4, 2005, February 17, 2005, March 3, 2005, April 4, 2005, April 21, 2005, and May 16, 2005, respectively; and

•	The description of the Company’s common stock contained in its registration statement on Form 8-A filed on April 1, 2005 and any amendment or report filed for the purpose of updating such description.

     In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Company’s Articles of Incorporation provide that no officer or director shall be personally liable to the Company or its stockholders for monetary damages except as provided pursuant to the Nevada Revised Statutes. The Company’s Bylaws provide that the Company will indemnify each person who serves at any time as a director or officer from and against any and all liabilities to which such person shall become subject by reason of the fact that he is or was a director or officer, to the full extent allowed by Nevada law. The rights accruing to any person under the Company’s Bylaws and Articles of Incorporation do not exclude any other right to which such person may be entitled under applicable law or pursuant to an agreement entered into with the Company.

     The Company has entered into indemnification agreements with all of its directors and with its Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer. Under the indemnification agreements, the Company is obligated to indemnify each of these persons, to the full extent permitted by Nevada law and subject to certain exceptions specified in the indemnification agreements, against any and all expenses (including attorneys’ fees), judgments, damages, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by the Company or in its name against such indemnitee) to which the officer or director is made a party as a result of the fact that the indemnitee was a director, officer, employee or agent of the Company. In addition, the Company has agreed to pay such costs or expenses as they are incurred and in advance of the final disposition of the action.

     Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorize a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents. Generally, under Nevada law, a corporation may indemnify officers, directors, employees and agents of a corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed civil, criminal, administrative or investigative proceeding (other than an action by or in the name of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Nevada Revised Statutes provide that, with respect to actions by or in the name of the corporation, officers, directors, employees and agents of a corporation may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no such indemnification may be made in respect of any claim as to which such person has been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case. To the extent that an officer, director, employee or agent is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify such officer, director, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1	2003 Stock Option Plan of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.2	2004 Stock Incentive Plan of Xenonics Holdings, Inc (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on February 17, 2005).

4.3	Form of Option Agreement for the 2003 Stock Option Plan (included with this registration statement).

4.4	Form of Option Agreement (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Windes & McClaughry Accountancy Corporation (included with this registration statement).

23.2	Consent of Eisner LLP (included with this registration statement).

23.3	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9. Undertakings

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on May 31, 2005.

XENONICS HOLDINGS, INC.
By:	/s/ Richard J. Naughton
Richard J. Naughton
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard J. Naughton as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Naughton Richard J. Naughton	Chief Executive Officer and Director (principal executive officer)	May 31, 2005

/s/ Alan P. Magerman Alan P. Magerman	Chairman of the Board and Director	May 31, 2005

/s/ Jeffrey P. Kennedy Jeffrey P. Kennedy	Chief Operating Officer, President and Director	May 31, 2005

/s/ Donna G. Lee Donna G. Lee	Chief Financial Officer (principal financial officer and principal accounting officer)	May 31, 2005

/s/ Robert Buie Robert Buie	Director	May 31, 2005

/s/ Robert E. Petersen Robert E. Petersen	Director	May 31, 2005

/s/ Eli Shapiro Eli Shapiro	Director	May 31, 2005

EXHIBIT INDEX

4.1	2003 Stock Option Plan of Xenonics Holdings, Inc. (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on June 30, 2004).

4.2	2004 Stock Incentive Plan of Xenonics Holdings, Inc (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-115324, filed on February 17, 2005).

4.3	Form of Option Agreement for the 2003 Stock Option Plan (included with this registration statement).

4.4	Form of Option Agreement for the 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form SB-2 of Xenonics Holdings, Inc., File No. 333-123221, filed on March 9, 2005).

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Windes & McClaughry Accountancy Corporation (included with this registration statement).

23.2	Consent of Eisner LLP (included with this registration statement).

23.3	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement).